Exhibit 10.2

FIRST AMENDMENT TO EQUITY LINE INVESTMENT AGREEMENT

This FIRST AMENDMENT is executed as of August 7, 2015, by and between Intelligent Highway Solutions, Inc., a Nevada corporation (the “Company”), and GHS Investments LLC, a Nevada limited liability company, (“GHS”),

WHEREAS the parties entered into an Equity Line Investment Agreement (the “Agreement”) on August 6, 2015; and

WHEREAS the parties mutually desire to amend the Agreement under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.	Section 2.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.7 COMMITMENT FEE. The Company shall issue to the Investor three percent (3%) of the total Commitment Amount as common stock (the “Commitment Fee”). The Commitment Fee shall be issuable in common stock fifteen (15) days after the Registration Statement becomes effective. The value of shares will be determined based on the Formula Price, which is the average of the daily volume weighted average prices of the Company’s Common Stock during the five (5) business days immediately preceding the day upon the due date of the issuance. Such shares will be registered in the Registration Statement filed with the SEC.

2.	Except as modified herein all of the Terms and Conditions as set forth in the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the, properties hereto have executed this First Amendment as of the date written above.

Intelligent Highway Solutions, Inc.

By:	/s/Devon Jones
Name:	Devon Jones
Title:	Chief Executive Officer

GHS Investments, LLC

By:	/s/ Mark Grober
Name:	Mark Grober
Title:	President